Registration No. 333-_____
                                                          Filed October 29, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                       Community Savings Bankshares, Inc.
--------------------------------------------------------------------------------
    (Exact Name of Registrant as specified in its Articles of Incorporation)

      United States                                          65-0780334
--------------------------                     ---------------------------------
(State of incorporation)                       (IRS Employer Identification No.)


                              660 U.S. Highway One
                         North Palm Beach, Florida 33408
--------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                       1995 Stock Option Plan, as amended

                            (Full Title of the Plan)



James B. Pittard, Jr.                      Copies to:
President and Chief Executive Officer      Philip R. Bevan, Esq.
Community Savings Bankshares, Inc.         Elias, Matz, Tiernan & Herrick L.L.P.
660 U.S. Highway One                       734 15th Street, N.W.
North Palm Beach, Florida  33408           Washington, D.C.  20005
(561) 881-2212                             (202) 347-0300
--------------------------------------
(Name, address and telephone number of
agent for service)


                                             CALCULATION OF REGISTRATION FEE


        Title of                                       Proposed             Proposed
       Securities                                       Maximum              Maximum           Amount of
         to be                 Amount to be          Offering Price         Aggregate        Registration
       Registered              Registered(1)           Per Share          Offering Price         Fee

----------------------------------------------------------------------------------------------------------

Common Stock, par
  value $1.00                    214,350               $11.40(3)          $2,443,826.25(3)       $  740.55

Common Stock, par
  value $1.00                     17,616               $35.44(4)          $  624,267.00(4)          189.17
                                --------                                  -------------          ---------

Total                            231,966(2)                               $3,068,093.25          $  929.72
                                ========                                  =============          =========

----------------------------------------------------------------------------------------------------------



(1) Represents shares of the common stock, $1.00 par value per share ("Common Stock"), of Community Savings Bankshares, Inc. (the "Company" or "Registrant"), reserved for issuance pursuant to the Community Savings, F. A. (the "Association") 1995 Stock Option Plan (the "Plan").

(2) Represents shares currently reserved for issuance pursuant to the Plan.

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for options to purchase 214,350 shares of Common Stock which have been granted under the Plan as of the date hereof but not yet exercised.

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for 17,616 shares for which stock options have not been granted under the Plan is equal to the average of the high and low sale price of the Common Stock of the Company on October 27, 1997 on the Nasdaq National Market.

                           --------------------------

          This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. ss. 230.462.

                                     PART I*

ITEM 1.         PLAN INFORMATION.*

ITEM 2.         REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


----------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.         INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                (a) The Association's  Annual Report on Form 10-K for the fiscal
        year  ended   September  30,  1996  filed  with  the  Office  of  Thrift
        Supervision ("OTS") and included as Exhibit 13.1 hereto.

                (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the OTS and included as Exhibit 13.2 hereto.

                (c) The Association's Transition Report on Form 10-Q for the period October 1, 1996 to December 31, 1996 filed with the OTS and included as Exhibit 13.3 hereto.

                (d) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the period covered by the Form 10-Q referred to in clause (b) above.

                (e) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

          Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.         DESCRIPTION OF SECURITIES.

          The Company's Common Stock is deemed registered under Section 12 of the Exchange Act as successor issuer to the Association pursuant to the provisions of Rule 12(g)(3) promulgated thereunder. The following information is provided.

          GENERAL. The Charter of the Company authorizes the issuance of capital stock consisting of 20,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock ("Company Preferred Stock"). The Company Common Stock represents non-withdrawable capital, is not an insurable type and is not insured by the Federal Deposit Insurance Corporation.

          In the future, the authorized but unissued and unreserved shares of Common Stock and the authorized and unissued shares of Company Preferred Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensations plans of the Company, or in future private placements or public offerings. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of Common Stock or authorized shares of Company Preferred Stock would be issued or as may then be required by the National Association of Securities Dealers, Inc. for companies to have their equity securities quoted on the Nasdaq National Market (or by any exchange on which the Company's capital stock may then be listed), no shareholder approval is required for the issuance of additional shares of capital stock of the Company.

          COMPANY COMMON STOCK. Each share of Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. Until such time as Company Preferred Stock with voting rights is issued, if ever, the holders of shares of Common Stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. Shareholders of the Company are not permitted to cumulate their votes for the election of directors prior to October 24, 1999. The holders of Common Stock will be entitled to dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor.

          Holders of shares of Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call or redemption and, upon receipt by the Company of the full purchase price therefor, each share of Common Stock will be fully paid and non-assessable.

          In the event of any liquidation or dissolution of the Company, the holders of Common Stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution, in cash or in kind. If Company Preferred Stock should be issued, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

          COMPANY PREFERRED STOCK. The Board of Directors of the Company is authorized to issue Company Preferred Stock in series and fix and state voting powers, designations, preferences or other special rights of the shares of each such series of Company Preferred Stock and the qualifications, limitations and restrictions thereof. Company Preferred Stock may rank prior to Company Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Company Common Stock. The holders of any class or series of Company Preferred Stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by federal law and regulations.

          PAYMENT OF DIVIDENDS. It is currently unclear what limitations may exist with respect to the Company's ability to make capital distributions since regulations with respect to this matter have not been promulgated by the OTS, the chartering authority of the Company.

          BOARD OF DIRECTORS. The Company's Bylaws provide that if less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.


ITEM. 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM. 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Board of Directors of the Company adopted the following resolution in connection with the organization of the Company:

          The Company shall indemnify its directors, its directors emeritus, officers, and employees in accordance with the following requirements noting that, in all cases, the references to the masculine gender include the feminine as well:

(1)     Definitions for purposes of this resolution.

        (a) ACTION. Any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review.

        (b) COURT. Includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

        (c) FINAL JUDGMENT. A judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

        (d)     SETTLEMENT.   Includes   entry  of  a  judgment  by  consent  or
                confession or a plea of guilty or nolo contendere.

(2) References in this resolution to any individual or other person, including the Company, shall include legal representatives, successors and assigns thereof.

(3) Subject to paragraph (4) of this resolution, the Company shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of the Company, for:


        (a) Any amount for which that person becomes liable under a judgment in such action; and

        (b) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his rights under this resolution if he attains a favorable judgement in such enforcement action.

(4) Indemnification shall be made to such person under paragraph (3) only if:

        (a)     Final judgment on the merits is in his favor; or

        (b)     In case of: (i) settlement,  (ii) final judgment  against him or
                (iii) final judgment in his favor other than on the merits, if a majority of the disinterested directors of the Company determine that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could reasonably have believed under the circumstances was in the best interests of the Company or its members. However, no indemnification shall be made unless the Company gives the Office of Thrift Supervision ("OTS") or its successor at least 60 days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board of Directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the Company in writing, within such notice period, of its objection thereto.

(5) The Company may obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts committed in their capacity as directors, officers or employees. However, the Company may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his willful or criminal misconduct.

(6) If a majority of the directors of the Company concludes that in connection with an action, any person ultimately may become entitled to indemnification under this resolution, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. Nothing in this resolution shall prevent the directors of the Company from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Company. Before making advance payment of expenses under this resolution, the Company shall obtain an agreement that the Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

(7) The Company shall not indemnify any person referred to in paragraph (3) of this resolution or obtain insurance referred to in paragraph (5) of this resolution other than in accordance with this resolution.

        The foregoing  resolution is consistent with the provisions of 12 C.F.R.
Section 545.121 promulgated by the OTS.

ITEM 7.         EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.         EXHIBITS


         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


         No.           Exhibit
         ---           -------

         5             Opinion of Elias, Matz, Tiernan & Herrick L.L.P.
                       as to the legality of the securities

         10.1          1995 Stock Option Plan

         13.1          Annual  Report on Form 10-K of Community  Savings,  F. A.
                       for the year ended September 30, 1996.

         13.2          Quarterly report on Form 10-Q of Community Savings, F. A.
                       for the quarter ended June 30, 1997.

         13.3          Transition Report on Form 10-Q of Community  Savings,  F.
                       A. for the period October 1, 1996 to December 31, 1996.

         23.1          Consent of Elias, Matz, Tiernan & Herrick L.L.P.
                       (contained in the opinion included as Exhibit 5)

         23.2          Consent of Deloitte & Touche LLP

         24 Power of attorney for any subsequent amendments (located in the signature pages of this Registration Statement).

ITEM 9.         UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Palm Beach, Florida, on this 29 day of October 1997.

                                   Community Savings Bankshares, Inc.


                                   By: /s/ James B. Pittard, Jr.
                                      -------------------------------
                                           James B. Pittard, Jr.
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints James B. Pittard, Jr. his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


/s/ Forest C. Beaty, Jr.                      October 29, 1997
--------------------------
    Forest C. Beaty, Jr.
    Director


/s/ Robert F. Cromwell                        October 29, 1997
--------------------------
    Robert F. Cromwell
    Director


/s/ Karl D. Griffin                           October 29, 1997
--------------------------
    Karl D. Griffin
    Director

/s/ James B. Pittard, Jr.
--------------------------                                    October 29, 1997
    James B. Pittard, Jr.
    President, Chief Executive Officer and Director


/s/ Harold I. Stevenson                                       October 29, 1997
--------------------------
    Harold I. Stevenson
    Director


/s/ Frederick A. Teed                                         October 29, 1997
--------------------------
    Frederick A. Teed
    Director


/s/ Larry J. Baker                                            October 29, 1997
--------------------------
    Larry J. Baker
    Senior Vice President and Chief Financial Officer